EXHIBIT 1.2

Articles of Association, as amended on July 4, 2003.

Company Number: 1800000

COMPANY LIMITED BY SHARES

ARTICLES of ASSOCIATION

of

BRITISH TELECOMMUNICATIONS public limited company

1	PRELIMINARY

1.1	Any regulations made under the legislation containing standard articles of association do not apply to the Company.

1.2	The following table gives the meaning of certain words and phrases as they are used in the Articles. However, the meaning given in the table does not apply if that is inconsistent with the context in which a word or phrase appears:

	Act	the Companies Act 1985 including any amendment to it or its inclusion in a later Act

	address	includes, in relation to electronic communications, any number or address used for the purpose of that communication

	Articles	these Articles, including any changes made to them

	Auditor	the auditor of the Company and, where two or more people are appointed to act jointly, any one of them

	Board	all or any of the directors of the Company acting as a board
	BT Group plc	BT Group plc or, if this is not BT Group plc, the company which is the holding company at the time in question of the group of companies of which the Company is part

	clear days	in relation to the period of a notice, the number of days does not include the two days between which the interval is measured. For example, if notice is given a number of clear days before a meeting, neither the date notice is delivered, or treated as delivered, nor the date of the meeting is taken into account

	company	a corporate body

	executed	includes any mode of execution

	holder	in relation to shares, the member whose name is entered in the register of members as the holder of the shares

	legislation	the Act and all other laws and regulations applying to the Company

	office	the registered office of the Company

	officer	includes a director, manager and company secretary but does not include an Auditor

	person or people	includes companies and unincorporated associations

	proxy form	includes any document or electronic communication which appoints a proxy

	seal	the common seal or Securities Seal of the Company

	Secretary	a person appointed by the Board to do work as the company secretary including an assistant (who does not need to be appointed by the Board under Article 38), deputy or temporary company secretary. Where two or more people are appointed to act jointly, it includes any one of them

	Securities Seal	an official seal kept by the Company under Section 40 of the Act

	the United Kingdom	Great Britain and Northern Ireland

	written or inwriting	in writing, or in any way of representing or copying words legibly so that they are permanent, or using electronic communications

	Year	Calendar year

1.3	The singular includes the plural, and the other way around.

1.4	Words or expressions contained in these Articles mean the same as in the Act, unless the Articles define them differently, or the way in which they are used is inconsistent with the definition in the Act.

1.5	Where the legislation or the Articles say that something can be done by passing an ordinary resolution, this can also be done by passing a special resolution or an extraordinary resolution.

1.6	Where the Articles refer to a document being made effective this means being signed, sealed or executed in some other legally valid way.

1.7	Where the Articles refer to a show of hands, a member may vote in person at a meeting (including by electronic means or electronic communications or any other method which the Board approves).

2	SHARE CAPITAL

2.1	Subject to the legislation and without limiting any rights attached to any existing shares, any share may be issued with the rights or restrictions the Company decides by ordinary resolution.

2.2	Subject to the legislation, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on the terms and in the way the Articles provide.

2.3	Subject to Article 2.4, the Company will only be affected by, or recognise, a current and absolute right to whole shares. The fact that all or any part of a share may not be owned outright by the registered owner is not of concern to the Company, for example, if a share is held on any kind of trust. This applies even if the Company knows about the ownership of the share.

2.4	The only exceptions to Article 2.3 are any rights:

• expressly given by the Articles; or

• which the Company has a legal duty to recognise.

3	ALLOTMENT OF SHARES

3.1	Subject to Section 80 of the Act, the Board can decide what to do with any shares which have not been issued. The Board can:

• allot them on any terms;

• grant options to give people a choice to acquire shares in the future; or

• dispose of the shares in any other way.

3.2	Under Section 80 of the Act, the Board are authorised generally and without conditions to exercise during the period of five years from the date of adoption of these Articles all of the powers of the Company to allot relevant securities up to an aggregate nominal amount of £452,561,024.

3.3	Under the Board’s general authority in Article 3.2, they can make offers, or enter into agreements, which would or might need relevant securities to be allotted after the expiry of that period.

3.4	Any allotment made under Articles 3.2 and 3.3 can be made as if Section 89(1) of the Act did not apply.

4	SHARE CERTIFICATES

4.1	When a member is first registered as the holder of any shares, that member is entitled, free of charge, to one certificate for all the shares of each class which the member holds.

4.2	If a member receives more shares of any class, that member is entitled, free of charge, to a certificate for the extra shares.

4.3	If a member transfers some of the shares covered by a certificate, that member is entitled, free of charge, to a new certificate for the balance if the balance is also covered by a certificate.

4.4	A member can ask the Company to cancel and replace a single share certificate with two or more certificates for the same total number of shares. The Board can require the member to pay for the new certificates.

4.5	The Board can decide how share certificates are made effective. For example, they can be:

• signed by two directors or one director and the Secretary;

• sealed with the seal; or

• printed, in any way, with a copy or representation of those signatures or the seal. The representation can be made or produced mechanically, electronically or in any other way the Board approve.

4.6	A share certificate must state the number and class of shares to which it relates and the amount paid up on those shares. It cannot be for shares of more than one class.

5	NEW SHARE CERTIFICATES

5.1	A member can ask the Company for a new certificate if the original is:

• worn out, damaged or defaced; or

• lost, stolen or destroyed.

The Board can require the member to pay the Company’s exceptional out of pocket expenses for issuing a new certificate.

5.2	If a certificate has been worn out, damaged or defaced, the Company can require the certificate to be delivered to it before issuing a replacement. If a certificate is stolen, lost ordestroyed, the Company can require satisfactory evidence, and an indemnity, before issuing a replacement.

6	TRANSFER OF SHARES

6.1	Every transfer of a share must be in writing, and either in the usual form or another form approved by the Board.

6.2	A transfer form must be signed, or made effective in some other way, by or on behalf of the person making the transfer and, unless the share is fully paid, by or on behalf of the person to whom the shares are being transferred.

6.3	If any holding company delivers to the Company a notice in writing claiming to be signed by a director or the Secretary, Assistant or Deputy Secretary of the holding company stating that any share in the Company is held by the holder of that share as the nominee of the holding company and naming another person as having been authorised by the holding company to sign transfers in place of the holder, the Board will be entitled and bound to give effect to any transfer of that share signed or made effective by the person named as transferor in all respects as if the transfer were signed by the holder of the share.

7	ALTERATION OF SHARE CAPITAL

7.1	The Company can pass ordinary resolutions to do any of the following:

• increase its share capital by new shares of the amount allowed by the resolution;
• consolidate, or consolidate and then divide, all or any of its share capital into shares of larger amount than its existing shares;

• subject to the Act, divide its shares, or any of them, into shares of smaller amount and the resolution may decide that, as between the shares resulting from the division, any of them may have any preference or advantage as compared with the others; and

• cancel shares which no one has taken, or agreed to take, at the date of the resolution, and reduce the amount of its share capital by the amount of the cancelled shares.

7.2	If any shares are consolidated or divided, the Board have power to deal with any fractions of shares which result or any other problem that arises. If the Board decide to sell any shares representing fractions, they must sell for the best price they can reasonably obtain and distribute the net proceeds of sale to the members in proportion to their fractional entitlements.

The Board can sell to a person (including the Company, if legislation allows) and can authorise a person to transfer those shares to the buyer or in accordance with the buyer’s instructions. The buyer does not need to take any action to check how any money paid is used. The buyer’s ownership will not be affected if the sale is irregular or invalid in any way.

7.3	The members can pass a special resolution to reduce in any way:

• the Company’s share capital; or

• a capital redemption reserve or share premium account.

This is subject to any restrictions under the legislation.

8	PURCHASE OF OWN SHARES

The Company can use all the powers given by the legislation to purchase any of its own shares (including any redeemable shares).

9	GENERAL MEETINGS

9.1	If a general meeting is not an annual general meeting, it is called an extraordinary general meeting
.
9.2	The Board can decide to call general meetings. If there are not enough directors in the United Kingdom to call a general meeting, any director or any member of the Company may call a general meeting.

10	NOTICE OF GENERAL MEETINGS

10.1	An annual general meeting and an extraordinary general meeting called for the passing of a special resolution must be called by at least 21 clear days' written notice. All other extraordinary general meetings must be called by at least 14 clear days' written notice but a general meeting may be called by shorter notice if this has been agreed:

• where an annual general meeting is involved, by every member entitled to attend and vote at the meeting; and

• where any other meeting is involved, by a majority in number of the members who are entitled to attend and vote comprising a majority together holding at least 95 per cent in nominal value of the shares giving that right.

10.2	The notice must state:

• the date and time of the meeting;

• where the meeting is to be held;

• the general nature of the business to be dealt with at the meeting.

10.3	Notices of meetings must be given to the members, unless the Articles or the rights of the shares say they are not entitled to receive them from the Company. Notice must also be given to the Board and to the Auditor (if any).

10.4	If a notice or other document relating to a meeting or other proceeding is accidentally not sent or received, the meeting or other proceeding will not be invalid as a result.

11	PROCEEDINGS AT GENERAL MEETINGS

11.1	No business can be conducted at any meeting unless a quorum is present. Two persons entitled to vote on the business to be conducted, each being a member or a proxy for a member or a duly authorised representative of a company, will form a quorum. If this quorum is not present within half an hour from the time set for the meeting, or if during a meeting this quorum ceases to be present, the meeting will be adjourned to the same day in the next week at the same time and place or to the day, time and place the Board decide.

11.2	A director who is not a member is still entitled to receive notice of and attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

11.3	The members present may appoint a director (who need not be a member of the Company) or any one of their number to chair the meeting. The chairman may, with the consent of a meeting at which a quorum is present (and must if so directed by the meeting), adjourn the meeting to a date, time and place which the Chairman decides, or indefinitely. Meetings can be adjourned more than once. A reconvened meeting can only deal with business that could have been dealt with at the meeting which was adjourned. When a meeting is adjourned it will not be necessary to give notice of the time and place of the adjourned meeting nor the general nature of the business to be conducted.

11.4	A resolution put to the vote of a meeting will be decided on a show of hands unless a poll is demanded as soon as, or before, the result of the show of hands is declared by the Chairman.
Subject to the legislation, a poll can be demanded by:

• the chairman; or

• any member entitled to vote at the meeting (or their proxy).

The Chairman can also demand a poll before a resolution is put to the vote on a show of hands. A proxy can speak at a general meeting and demand or join in demanding a poll.

11.5	The following applies when there is a vote on a show of hands and no poll is demanded or a demand for a poll is withdrawn. Any of the following declarations about a resolution by the Chairman of the meeting which is entered in the minute book is conclusive proof that it has been:

• carried;

• carried by a particular majority; or

• lost.

There is no need to prove the number or proportion of votes recorded for or against a resolution.

11.6	The demand for a poll can be withdrawn if the chairman agrees to this. A withdrawn demand will not invalidate the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is properly withdrawn, the meeting will continue as if the demand had not been made.

11.7	There is no need to give notice of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. Otherwise at least seven clear days' notice must be given specifying the time and place at which the poll is to be taken.

11.8	A poll can be taken either at the meeting or within 30 days. Subject to this, the chairman can decide where, when and how a poll will be taken. The chairman may appoint scrutineers (who need not be members) and set a time and place for declaring the result of the poll. The result of the poll will be treated as the decision of the meeting where the poll was demanded, even if the poll is taken after the meeting.

11.9	If the votes cast are equal, either on a show of hands or on a poll, the chairman has a further casting vote in addition to any other vote the chairman has.

11.10	A demand for a poll on a particular matter does not stop a meeting from continuing and dealing with other matters. But once all these matters have been dealt with, the meeting is treated as having ended immediately after the poll has been taken, even though the result of the poll is to be worked out and announced later.

11.11	A resolution in writing, signed by or on behalf of each member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present, will be just as valid and effective as if it had been passed at a general meeting properly called and held. The resolution can be passed using several copies of a document, if each copy is signed by or on behalf of one or more members. These copies can be made using electronic communications. No signature is necessary if electronic communications are used, subject to any terms and conditions the Board decide.

11.12	Any member or director may participate in a properly convened general meeting by means of a videoconference or any communications equipment which allows all persons participating in the meeting to see, hear and speak to each other. A person participating in this way will be treated as present in person at the meeting and will be entitled to vote and be counted in the quorum. For the purposes of all other provisions of these Articles (unless the context requires otherwise) the members will be treated as meeting in one place, which will be the place stated in the notice of meeting, and, if more than one place is stated in the notice (which will be permitted), it will be the place stated in the notice where the chairman presides.

12	VOTES OF MEMBERS

12.1	Where there is a vote on a show of hands, a member present at a meeting in person or by proxy has one vote. Where there is a poll, a member present in person or by proxy has one vote for every share which they hold or represent. This is subject to any special rights or restrictions which are given to a class of shares and to the Articles.

12.2	An objection to the right of a person to vote must be made at the meeting (or adjourned meeting) at which the vote is cast. If a vote is not disallowed at a meeting, it is valid for all purposes. An objection must be raised with the chairman of the meeting. The chairman’s decision is conclusive.

12.3	A member may appoint more than one proxy to attend on the same occasion. If a member votes on a poll, they do not have to use all of their votes or cast all their votes in the same way.

12.4	A proxy is appointed using a proxy form or in any other way, and subject to any terms and conditions, the Board decide. For example, the Board can decide that a proxy can be appointed using electronic communications.

12.5	A proxy need not be a member.

12.6	A proxy form:

• must be in writing; and

• can be in any form which is commonly used or in any other form that the Board approve.

12.7	A proxy form given by:

• an individual must be signed by the individual or an attorney who is authorised to act on behalf of the individual or comply with the requirements of Article 45.5; and

• a company must be sealed with the company’s seal or signed by an officer of the company or an attorney who is authorised to act on behalf of the company or comply with Article 45.5.

Signatures need not be witnessed.

12.8	A proxy form must be received at the place or address stated in the notice of meeting or proxy form or in any invitation contained in an electronic communication to appoint a proxy or, if no place or address is stated, at the office, addressed to the person or officer stated, or can be delivered to the chairman of the Board, Secretary or any director at:

• the meeting itself;

• any adjourned meeting; or

• the time or place of any poll.

This delivery can be made by post, by hand or by electronic communications. If the Board decide that a proxy can be appointed in any other way, notice of the appointment must be received as the Board specifies.

12.9	A vote cast or poll demanded by proxy or by a properly authorised representative of a company will be valid even though the member who appointed the proxy has revoked or ended the:

• appointment; or

• authority of the person who made the appointment.

However, this does not apply if written or oral notice of any of these events has been received in the way specified for the appointment of proxies before the meeting or adjourned meeting in question began or (where the poll is taken on a different time or day as the meeting or adjourned meeting) the time set for taking the poll.

13	NUMBER OF DIRECTORS

There must be at least two directors. The members can vary this minimum and/or decide or vary a maximum number of directors by passing an ordinary resolution.

14	ALTERNATE DIRECTORS

14.1	Any director (except an alternate director) can appoint any other director, or any other person willing to act, to be that director’s alternate director, either for a particular meeting or until removed, or remove them from office by signing a written notice to the Company.

14.2	A director or any other person can act as alternate director to represent more than one director. An alternate director can vote for every director whom he represents in addition to his own vote (if any) as a director at meetings of the Board or any committee of the directors but the alternate director will count as only one for the purpose of deciding whether a quorum is present.

14.3	An alternate director will be entitled:

• to receive notice of all meetings of the Board and of all meetings of committees of directors of which the person who appointed them is a member;

• to attend and vote at any meeting at which the director appointing the alternate is not personally present; and

• generally to perform all the functions of the person who appointed them as a director when the director is absent,

but will not be entitled to receive any remuneration from the Company for services as an alternate director. An alternate director will be entitled to:

• contract and be interested in and benefit from contracts or arrangements or transactions; and

• be repaid expenses and indemnified to the same extent as if the person were adirector.

It will not be necessary to give notice of a meeting to an alternate director who is absent from the United Kingdom.

14.4	An alternate director will stop being an alternate director if their appointor ceases to be a director.

14.5	Except where the Articles state something different, an alternate director will be treated for all purposes as a director and will be solely responsible for their own acts and defaults. The alternate will not be treated as the agent of the director appointing them.

15	DIRECTORS’ RESOLUTIONS IN WRITING

A written resolution can be signed by all of the directors who:

• are in the United Kingdom at the time;

• would be entitled to vote on the resolution at a Board meeting; and

• together meet the quorum requirements for Board meetings.

This kind of resolution is just as valid and effective as a resolution passed by those directors at a meeting which is properly called and held. The resolution can be passed using several copies of a document, if each copy is signed by one or more directors. These copies can be made using electronic communications. No signature is necessary if electronic communications are used, subject to any terms and conditions that the Board decide. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity.

16	DELEGATION OF DIRECTORS' POWERS TO COMMITTEES

16.1	The Board can delegate any of their powers or discretions to committees of one or more directors or other people. If the Board have delegated a power or discretion to a committee, any references in the Articles to using that power or discretion include its use by the committee. A committee must comply with any regulations made by the Board. These regulations can require or allow people who are not directors to be co-opted onto the committee and can give voting rights to co-opted members, who can be counted in the quorum.

16.2	Unless the Board specifically decide not to allow this, a committee can sub-delegate powers and discretions to sub-committees or other people.

16.3	References in the Articles to committees include sub-committees permitted under this Article.

16.4	If a committee includes two or more members, the Articles which regulate Board meetings and their procedure will also apply to committee meetings (if possible), unless these are inconsistent with any regulations for the committee which the Board has made under Article 16.1

16.5	A committee or sub-committee can be called a “board” or “council” or any other name the Board decide.

17	DIRECTORS’ MANAGEMENT POWERS

17.1	The Board will manage the Company’s business. They can use all the Company’s powers, except where the legislation or the Articles say that powers can only be used by the members voting to do so at a general meeting. The general management powers under this Article are not limited in any way by specific powers given to the Board by other Articles.

17.2	The Board’s management powers are subject to:

• the legislation;

• the Articles; and

• any other requirements which are consistent with the legislation and the Articles and are approved by the members passing an ordinary resolution.

17.3	If a change is made to the Articles or the members approve a requirement relating to something which the Board have already done which was within their powers, that change or requirement cannot invalidate the Board’s previous action.

18	DELEGATION OF POWERS TO DIRECTORS OR THE SECRETARY

The Board can give a director or the Secretary any of the powers which they have jointly as the Board. These powers can be given on any terms and conditions the Board decide either in parallel with, or in place of, the powers of the Board acting together. These powers can include the power to sub-delegate. The Board can change the basis on which these powers are given or withdraw them from the director or Secretary. No person dealing in good faith who does not know about the change or withdrawal will be affected by it.

19	POWER TO ESTABLISH LOCAL BOARDS AND AGENCIES

19.1	The Board can set up local boards or agencies to manage, supervise or advise on any of the Company’s businesses in the United Kingdom or elsewhere. The Board can also appoint a person (who need not be a director) to be a:

• member of a local board; or

• manager or agent.

19.2	The Board can:

• decide the remuneration and other benefits of people appointed under this Article;

• delegate any of the Board’s authority, powers or discretions to a:

• local board;

• manager or agent; or

• subsidiary undertaking of the Company (whether wholly-owned or not) or any holding company of the Company or subsidiary undertaking of that holding company;

• allow local boards, managers or agents, or subsidiary undertakings, holding companies or subsidiary undertakings of any of those holding companies to delegate to another person;

• allow members of local boards to fill any vacancies on their boards and to continue to act even though there are vacancies;

• remove any people appointed under this Article (including people appointed by another person under this Article); and

• cancel or change an appointment or delegation made under this Article (including an appointment made by another person under this Article), although this will not affect a person who acts in good faith who has not had notice of the cancellation or change.

19.3	An appointment or delegation by the Board which is referred to in this Article can be on any terms and conditions the Board decide.

19.4	In this Article, “local board” means a special or local board, committee or council and includes a regional or area board or a board for a particular part of the Company’s business.

20	POWER TO APPOINT AGENTS

20.1	The Board can appoint a person (including the members of a group which changes over time) as the Company’s agent. The agent can either be appointed directly by the Board, or the Board can give another person the power to select an agent. The Board can decide the purposes, powers, authorities and discretions of an agent. But they cannot give an agent a power, authority or discretion which the Board do not have under the Articles.

20.2	The Board can decide how long an appointment of an agent will last for and they can apply any terms and conditions to it. The appointment can include any provisions which the Board decide for the protection and convenience of a person dealing with the agent. The appointment can also allow the agent to sub-delegate all or any of their powers, authorities or discretions to any other person.

21	POSITIONS WITH TITLES INCLUDING THE WORDS “DIRECTOR”

The Board can appoint a person to a position having a title including the word “director” or give a title including the word “director” to an existing position and can end that appointment or the use of that title. The use of the word “director” in the title of a position does not imply that the holder is a director of the Company and the holder does not have the power to act as a director of the Company and is not treated as a director of the Company for the purposes of the Articles.

22	SIGNATURES ON CHEQUES

All cheques, promissory notes, drafts, bills of exchange and other instruments (whether negotiable or transferable or not) and all receipts for money paid to the Company can be signed, drawn, accepted, endorsed or made effective in any way the Board decide. For the purposes of this Article, reference to a document being made effective means the document being signed, sealed or executed in some other legally valid way.

23	POWER TO PROVIDE FOR BENEFIT OF EMPLOYEES AND FORMER EMPLOYEES

The Board can, by passing a resolution, exercise any powers given by the legislation to provide for the benefit of employees and former employees of the Company or any of its subsidiaries or holding companies or subsidiaries of any of those holding companies in connection with the ending of the business or the transfer to a person of all or any part of the business and assets of the Company or that subsidiary or holding company or subsidiary of that holding company .

24	APPOINTMENT OF DIRECTORS

24.1	A holding company will have power at any time to appoint any person or persons as a director or directors, either as an addition to the existing directors or to fill any vacancy, and to remove from office any director appointed in this way or in any other way. Any appointment or removal must be in writing signed by one of the directors or the Secretary of the holding company or any other person properly authorised to sign on its behalf.

24.2	Subject to the previous Article, the Company can appoint a person by ordinary resolution who is willing to act to be a director either to fill a vacancy or as an additional director.

24.3	The Board can appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director. Directors can only be appointed under this Article within the maximum number of directors which applies under the Articles (including any variation of that maximum approved by ordinary resolution).

25	DISQUALIFICATION AND REMOVAL OF DIRECTORS

25.1	A director automatically ceases to be a director if that director:

• ceases to be a director under the legislation, becomes prohibited by law from being a director, or is removed from office under the Articles;

• becomes bankrupt or makes any arrangement or composition with the director’s creditors generally or applies for an interim order under section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act;

• becomes unable to manage his affairs and a court which claims jurisdiction to protect people who are unable to manage their affairs has made an order detaining the director or appointing a person to manage the director’s property or affairs;

• resigns his office by written notice to the Company or offers in writing to resign and the Board pass a resolution accepting the offer; or

• has a service or employment contract with the Company or BT Group plc or any other subsidiary of BT Group plc which expires or is terminated for any reason and is not renewed or replaced within 14 days; or

• is removed from office in accordance with Article 24.1.

25.2	If a director ceases to be a director, the director automatically ceases to be a member of any Board committee or sub-committee.

25.3	No person will be prevented from being or becoming a director simply because that person has reached the age of 70. It is not necessary to give special notice of a resolution appointing a person who is 70 or more as a director. Where the Board convene a general meeting at which a director proposed for election or re-election will be 70 or more, the Board must state this in the notice of meeting (or a document sent with that notice). However, the accidental failure to state this will not invalidate the election or re-election of the director or any other proceedings at the meeting.

26	REMUNERATION OF THE DIRECTORS

The directors will be entitled to the remuneration set by the Company in an ordinary resolution and, unless the resolution provides something different, the remuneration will be treated as accruing daily.

27	DIRECTORS' EXPENSES

The Board can repay directors all expenses properly incurred by them in attending and returning from meetings of the Board, committees, sub-committees of the Board, general meetings, or in any other way in connection with the Company’s business.

28	DIRECTORS' APPOINTMENTS

The Board can appoint one or more directors to any executive position they decide. As far as the legislation allows, they can decide how long these appointments will be for and what their terms will be. They can also vary the terms of or end these appointments. If a director ceases to be a director, the director automatically ceases to hold any executive position in the Company. If a director’s appointment is varied or ends because of this Article, this does not prejudice any claim against the Company for breach of contract.

29	DIRECTORS' INTERESTS

29.1	If the legislation allows and the director has disclosed the nature and extent of the interest to the Board, the director can:

• have any kind of interest in a contract with or involving the Company (or in which the Company has an interest) or with or involving another company in which the Company has an interest;

• have any kind of interest in a company in which the Company has an interest (including holding a position in that company or being a shareholder of that company);

• hold a position (other than Auditor) in the Company or another company in which the Company has an interest on terms and conditions decided by the Board; and

	•	alone (or through some firm with which the director is associated) do paid professional work (other than as Auditor) for the Company or another company in which the Company has an interest on terms and conditions decided by the Board.

29.2	A director does not have to hand over to the Company a benefit received or profit made as a result of anything allowed under Article 29.1 and none of those contracts will be avoided on the ground of any interest or benefit of a director.

29.3	When a director knows that they are in any way interested in a contract with the Company they must tell the other directors. A general notice given to the Board that a director has an interest of the kind stated in the notice in a contract involving a person identified in the notice is treated as a standing disclosure that the director has that interest.

29.4	An interest of which a director has no knowledge and of which it is unreasonable to expect them to have knowledge will not be treated as an interest of that director.

30	WHEN DIRECTORS CAN VOTE ON THINGS IN WHICH THEY ARE INTERESTED

30.1	Unless the Articles say otherwise, a director cannot vote (and if they do the vote will not be counted) on a resolution about a contract in which the director has a material interest. For this purpose, interests of a person who is connected with the director are added to the interests of the director. However, the director can vote if the interest is only an interest in BT Group plc’s shares, debentures or other securities. If a director cannot vote on a resolution, the director cannot be counted in the quorum when the Board votes on that resolution.

30.2	If the legislation allows, a director can vote and be counted in the quorum on a resolution about any of the following things (as long as the only material interests the director has in relation to the resolution arise because of one or more of the following things):

	•	giving the director or any other person a guarantee, security or indemnity for any money lent or obligation incurred by the director or that other person, at the request of, or for the benefit of, BT Group plc or any of its subsidiary undertakings;

	•	giving a guarantee, security or indemnity to any other person for a debt or obligation which is owed by BT Group plc or any of its subsidiary undertakings to that other person, if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;

	•	where BT Group plc or any of its subsidiary undertakings is offering any shares, debentures or other securities for subscription or purchase if the director takes part because the director is a holder of shares, debentures or other securities, or if the director takes part in the underwriting or sub-underwriting of the offer;

	•	a contract involving any other company if the director (together with any people connected with the director) has any kind of interest in that company (including holding a position in that company or being a shareholder of that company). This does not apply if the director owns one per cent or more of that company;

	•	a contract relating to an arrangement for the benefit of employees of BT Group plc or any of its subsidiary undertakings which only gives the director benefits which are also generally given to the employees to whom the arrangement relates;

	•	a contract relating to a pension, superannuation or similar scheme, or a retirement, death or disability benefits scheme or employees’ share scheme, which has been approved, or is conditional on approval, by the Inland Revenue and which only gives the director benefits which are also generally given to the employees to whom the scheme relates; or

• a contract relating to any insurance which the Company can buy or renew for the benefit of directors or a group of people which includes directors.

30.3	A director cannot vote or be counted in the quorum on a resolution relating to appointing that director to a position with BT Group plc or any of BT Group plc’s subsidiary undertakings or a company in which the Company or BT Group plc has an interest or the terms or termination of the appointment.

30.4	This Article applies if the Board are considering proposals about appointing two or more directors to positions with any of BT Group plc’s subsidiary undertakings or a company in which the Company or BT Group plc has an interest. It also applies if the Board are considering the terms or termination of the appointment. These proposals can be split up to deal with each director separately. If this is done, each director can vote and be counted in the quorum for each resolution, except the one concerning that director.

30.5	Subject to the legislation and the Articles, the Board can exercise:

• or arrange the exercise of the voting rights attached to any shares in another company held by the Company; and

• the voting rights which they have as directors of that company;

in any way that they decide. This includes voting in favour of a resolution appointing any of them as directors or officers of that company and deciding their remuneration. They can also vote and be counted in the quorum as directors of the Company in connection with any of these things.

30.6	If a question comes up at a meeting about whether a director (other than the chairman of the meeting) has a material interest or whether the director can vote or be counted in the quorum and the director does not agree to abstain from voting on the question or not be counted in the quorum, the question must be referred to the chairman of the meeting. The chairman’s ruling about the other director is conclusive, unless the kind and extent of the director’s interests have not been disclosed to the Board. If the question comes up about the chairman of the meeting, the question must be referred to the Board. The chairman cannot vote on the question but can be counted in the quorum. The Board’s resolution about the chairman is conclusive, unless the kind and extent of the chairman’s interests have not been disclosed to the Board.

31	MORE ABOUT DIRECTOR’S INTERESTS

31.1	In Articles 29, 30 and 31:

• a reference to a contract includes a reference to an existing or proposed contract, transaction or arrangement;

• a director will be treated as owning one per cent or more of a company if they (together with any people connected with them) hold an interest in shares (as defined for sections 198 to 211 of the Act) representing one per cent or more of:

• a class of equity share capital; or

• the voting rights;

of that company;

	•	where a company in which a director owns one per cent or more is materially interested in a contract, the director will also be treated as being materially interested in that contract;

	•	interests which are unknown to the director and which it is unreasonable to expect the director to know about are ignored; and

	•	all references to a director will also include references to an alternate director.

31.2	Subject to the legislation, the shareholders can, by passing an ordinary resolution:

	•	suspend or relax Articles 29 and 30 to any extent, either generally or in relation to a particular contract; or

	•	ratify a contract carried out in breach of Article 29 or 30.

32	PENSIONS AND OTHER BENEFITS

32.1	The Board can decide whether to provide:

	•	pensions;

	•	annual payments; or

	•	other allowances or benefits;

to any people including people who are or who were directors of the Company. The Board can decide to extend these arrangements to relations or dependants of, or people connected to, these people. The Board can also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes.

32.2	The Company can only provide pensions and other similar benefits to:

	•	people who are or were directors but who have not been employed by, or held an office or executive position in, BT Group plc or any of its subsidiary undertakings, including the Company; and

	•	relations or dependants of, or people connected to, those directors or former directors;

if the members approve this by passing an ordinary resolution.

32.3	No director or former director is accountable to the Company or the members for a benefit of any kind given in accordance with this Article. The receipt of a benefit of any kind given in accordance with this Article does not prevent a person from being or becoming a director of the Company.

33	PROCEEDINGS OF DIRECTORS

33.1	The Board can decide when and where to have meetings, how they are conducted and the quorum. The can also adjourn their meetings.

33.2	A meeting can be called by a director or the Secretary. The Secretary must also call a meeting if a director requests this.

33.3	The Board can decide how notice of Board meetings is to be given and on any terms and conditions (including oral notice). Subject to this, Board meetings are called by delivering a written notice to each director personally or by sending it to their last known address or another address given to the Company for this purpose.

33.4	A director who is out of the United Kingdom is not entitled to be given notice of a Board meeting unless:

• notice of a Board meeting has been given in writing; and

• the director has asked the Board in writing to send notices of Board meetings during the director’s absence to the director’s last known address or another address given to the Company for this purpose.

A director can waive notice of a meeting at any time, even if the meeting has already taken place.

33.5	Matters for decision which arise at a Board meeting will be decided by majority vote. If the votes are equal, the chairman of the meeting has a second or casting vote.

33.6	The quorum for the transaction of the business of the Board can be fixed by the Company in general meeting. Unless the quorum is fixed at any other number, it shall be two. A person who holds office only as an alternate director will be counted in the quorum, if his appointor is not present. A quorum of a Board meeting need only be present at the beginning of a meeting in order for business to be properly carried out at that meeting and if, during the course of a meeting, a quorum ceases to be present then the meeting can continue with its business.

33.7	Even if one or more director(s) has stopped being a director, the remaining director(s) can continue to act. If the number of directors falls below the minimum which applies under this Article (including any variation of that minimum approved by an ordinary resolution of members), the remaining director(s) can only:

• appoint further director(s) to make up the shortfall; or

• convene a general meeting.

If no director(s) are willing or able to act under this Article, any two members can call a general meeting to elect director(s).

33.8	The Board can appoint a director as chairman and may at any time remove him from that office. Unless he is unwilling to do so, the director appointed in this way will preside at every meeting of the Board at which he is present. If there is no director holding that office, or if the director holding it is unwilling to preside or is not present at the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

33.9	Everything which is done by a Board meeting, a Board committee meeting or a person acting as a director, will be valid even though it is discovered later that a director or person acting as a director was not properly appointed or elected. This also applies if it is discovered later that a person was disqualified from being a director, and ceased to be a director or was not entitled to vote.

33.10	Any of the directors or members of a committee can take part in a Board meeting or Board committee meeting by way of a:

• video conference or conference telephone or similar equipment designed to allow everybody to take part in the meeting;

• series of video conferences or telephone calls from the chairman of the meeting.

Taking part in this way will be treated as being present at the meeting. A meeting which takes place by a series of video conferences or telephone calls from the chairman will be treated as taking place where the chairman is. Otherwise meetings will be treated as taking place where the largest group of the participants are or, if there is no such group, where the chairman is, unless the Board decide otherwise.

34	BORROWING

34.1	To the extent that the legislation and the Articles allow, the Board can exercise all the powers of the Company to:

34.2	borrow money without any upper limits and decide the borrowing terms;

34.3	mortgage or charge all or any part of the Company’s business, property and assets (present and future);

34.4	issue debentures, debenture stock and other securities; and

34.5	give security either outright or as collateral security for a debt, liability or obligation of the Company or another person.

35	MINUTES

35.1	The Board must have minutes made in minute books of all:

• appointments of officers made by the Board; and

• proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of the Board, and of committees of the Board, including the names of the directors present at each of those meetings.

35.2	It will not be necessary for directors to sign their names in any minute book or other attendance book.

36	DIVIDENDS

36.1	Members can declare dividends by passing an ordinary resolution, in addition to the powers of the Board, but no dividend can exceed the amount recommended by the Board.

36.2	The Board may declare and pay dividends (whether interim or final) if it appears to them that they are justified by the profits of the Company and available for distribution. The approval of the members is not necessary for any dividend declared by the Board in this way. If the share capital is divided into different classes, the Board may pay dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no dividend can be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Board may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

36.3	If the Board act in good faith they are not liable to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

36.4	Unless the rights attached to shares state something different, all dividends must be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends must be apportioned and paid proportionately to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it ranks for dividend as from a particular date, that share will rank for dividend accordingly.

36.5	A meeting of the Board declaring a dividend may direct that it can be satisfied wholly or partly by the distribution of assets and, where any difficulty arises on the distribution, the Board can settle it as they decide. In particular, they can:

• issue fractional certificates;

• value the assets for distribution purposes;

• pay cash with a similar value to adjust the rights of members; and/or

• transfer any assets to trustees.

36.6	A dividend or other money payable in cash relating to a share can be paid;

• by cheque or warrant payable to the member or to another person named in a written instruction from the member;

• by bank transfer or other electronic means directly to an account named in a written instruction from the member; and/or

• in any other way agreed between the member and the Company.

36.7	No dividend or other money payable by the Company in respect of its shares carries a right to interest from the Company, unless the rights of the shares say something different.

36.8	Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by the Board for the benefit of the Company until they are claimed. The Board can decide to pay the unclaimed dividends and other money into a separate account, but the Company will not be a trustee of the money. If a dividend or other money has not been claimed for 12 years after it was declared or became due for payment, it will be forfeited and belong to the Company again unless the Board decides otherwise.

37	ACCOUNTS

A member has the right to inspect any accounting records or other book or document of the Company on request, on reasonable notice.

38	SECRETARY

38.1	The Secretary is appointed by the Board. The Board decide the terms and period of the appointment. The Board can also remove the Secretary. This does not affect any claim for damages against the Company for breach of any contract of employment the Secretary may have. The Board can appoint two or more people to be joint Secretaries. Each joint Secretary will be able individually to perform the functions, and exercise the powers, of the Secretary as if they are the sole Secretary.

38.2	The Board can also appoint one or more people to be deputy Secretaries or one person to be a temporary Secretary. The Board decide their terms and period of employment. The Board can also remove a deputy or temporary Secretary. This does not affect any claim for damages against the Company for breach of any contract of employment they may have. Anything which the Articles require or allow to be done by the Secretary can also be done by a deputy or temporary Secretary.

38.3	Anything which the legislation or the Articles require or allow to be done by or to a director and the Secretary cannot be done by or to one person acting as both a director and the Secretary.

38.4	A company may be appointed Secretary, or joint Secretary, deputy Secretary, temporary Secretary or assistant Secretary.

39	SEALS

39.1	The Board are responsible for arranging for the seal and any Securities Seal to be kept safely. The seal and any Securities Seal can only be used with the authority of the Board or a committee authorised by the Board. For the purposes of this Article, a committee authorised by the Board can consist solely of people who are not directors.

39.2	Every document which has the seal stamped on it must be signed autographically by:

• one director and the Secretary;

• two directors; or

• a person who is authorised to do so by the Board either generally or in relation to specific documents or documents of specific descriptions.

However, the Board can decide that specific documents or documents of specific descriptions can be printed, in any way, with a copy or representation of these signatures. The representation can be made or produced mechanically, electronically or in any other way the Board approve. The Board can also decide that certificates for securities which have the seal stamped on them do not need to be signed.

39.3	The Securities Seal can be used only for sealing securities issued by the Company and documents creating or evidencing securities issued by the Company. Securities and documents which have the Securities Seal stamped on them do not need to be signed.

39.4	The Board can use all the powers given by the legislation relating to official seals for use abroad.

40	DOCUMENTS

40.1	A director or the Secretary has power to decide that any of the following are genuine and to certify copies of or extracts from them as true copies or extracts:

• documents relating to the Company’s constitution;

• resolutions passed by the members or a class of members, or by the Board or a Board committee; and

• books, documents, records or accounts which relate to the Company’s business.

The Board can also give this power to other people.

40.2	A document which appears to be a copy of a resolution or an extract from the minutes of a meeting and which is certified as a true copy or extract as described in Article 40.1 is conclusive evidence for a person who deals with the Company on the strength of the document that the:

	•	resolution has been properly passed; or

	•	extract is a true and accurate record of the proceedings of a valid meeting.

40.3	the Company can destroy all:

	•	transfer forms for shares, documents sent to support a transfer and any other documents which were the basis for making an entry on the Company’s register of members, six years after the date of registration;

	•	dividend payment instructions and notifications of a change of address or name, two years after the date these were recorded; and

	•	cancelled share certificates, one year after the date they were cancelled.

40.4	A document destroyed by the Company in accordance with Article 40.3 is conclusively treated as having been valid and effective in accordance with the Company’s records relating to the document. Any action of the Company in dealing with the document in accordance with its terms before it was destroyed is conclusively treated as having been properly taken.

40.5	Articles 40.3 and 40.4 only apply to documents which are destroyed in good faith and if the Company has not been informed that keeping the documents is relevant to any claim.

40.6	This Article does not make the Company liable if it:

	•	destroys a document earlier than the time limit stated in Article 40.3;

	•	does not comply with the conditions in Article 40.5; or

	•	would not be liable if this Article did not exist.

40.7	This Article applies whether a document is destroyed or disposed of in some other way.

41	INDEMNITY AND INSURANCE

41.1	As far as the legislation allows, every director, Secretary, officer and employee of the Company will be indemnified by the Company out of its own funds against all costs, charges, losses, expenses and liabilities incurred by them:

	•	in performing their duties;

	•	in exercising their powers;

	•	in claiming to do any of these things; and/or

	•	otherwise in relation to or in connection with their duties, powers or offices.

41.2	In this Article each of the following is a Relevant Company:

	•	the Company;

	•	a holding company of the Company;

	•	a body, whether or not incorporated, in which the Company or its holding company, or a predecessor of the Company or its holding company, has or had an interest, whether direct or indirect; and

	•	a body, whether or not incorporated, which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or such other body.

41.3	As far as the legislation allows and without limiting Article 41.1 in any way, the Board can arrange for the Company to purchase and maintain insurance against any liability for or for the benefit of any people who are or were at any time directors, officers or employees of a Relevant Company.

42	RESERVES

The Board can set aside any profits of the Company and hold them in a reserve. The Board can decide to use these sums for any purpose for which the profits of the Company can lawfully be used. Pending their use, sums held in a reserve can either be used in the business of the Company or invested in any way the Board decide. The Board can divide the reserve into separate funds for special purposes and change the funds into which the reserve is divided. The Board can also carry forward any profits without holding them in a reserve. The Board must comply with the restrictions in the legislation which relate to reserve funds.

43	CAPITALISATION OF PROFITS

43.1	If the Board recommend this, members can pass an ordinary resolution to allow the Board to change into capital an amount which:

• is part of the Company’s reserves (including previous premiums received when any shares were issued, capital redemption reserves or other undistributable reserves); or

• the Company is holding as net profits.

43.2	The Company will use the sum which is changed into capital by setting it aside for the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions. The sum set aside must be used on their behalf either in or towards paying up amounts, if any, which are at that time unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allotting those shares or debentures credited as fully paid to those members, or as they may direct, in those proportions. Any sum set aside may be used partly in paying up amounts unpaid on shares and partly in paying up in full unissued shares and debentures as described in this Article.

43.3	If a difficulty arises in operating this Article, the Board can resolve it in any way which they decide. For example, they can decide that the benefit of fractions of shares belongs to the Company or that fractions are ignored or deal with fractions in some other way.

43.4	The Board can appoint a person to sign a contract with the Company on behalf of those who are entitled to shares under the resolution. Such a contract is binding on all concerned.

44	ASSETS TREATED AS REVENUE

If the legislation allows:

• where an asset, business or property is bought by the Company as from a past date, the Board can decide that any of the related profits and losses as from that date can be added to the Company’s revenue account and treated for all purposes as profits or losses of the Company; and

• where any securities are bought by the Company with any dividend or interest, the Board can decide that the dividend or interest can be treated as revenue rather than capital.

45	NOTICES

45.1	Any notice to be given to or by any person under the Articles must be in writing except that a notice calling a meeting of the Board need not be in writing.

45.2	Any notice or document may be served by the Company on any member, personally, by electronic communication, or by leaving it at or sending it through the post in a prepaid letter addressed to that member at his registered address which appears in the register of members or to another address, if any, as the holder directs in writing. Where a notice is sent by post, service of the notice will be treated as being delivered 72 hours after the letter containing it is posted and if served by electronic communication will be treated as being delivered the same day as the electronic communication was sent. In proving service it will be sufficient to prove that the letter containing the notice or document was, if the notice or document is served by post, properly addressed, stamped and put into the post or given to delivery agents with postage or delivery paid or that the notice or document, if served by electronic communication, was properly addressed and sent, or if left at the address was left there.

45.3	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company will be treated as having received notice of the meeting and, where required, of the purposes for which it was called.

45.4	Every person who becomes entitled to a share will be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

45.5	Where under these Articles a document, including a proxy form, needs to be signed by a member or other person and it is in the form of an electronic communication, the Board may, if it chooses, disapply the requirement for a signature or require the electronic communication to incorporate the electronic signature or personal identification details (which may be details previously allocated by the Company or its agent) of that member or other person, in the form the Board approve, or be accompanied by any other evidence the Board may specify. The Company can designate mechanisms for validating any document of this kind, and any document not validated by the use of these mechanisms can be treated by the Company as never having been received by the Company or its agent.

46	WINDING UP

If the Company is wound up (whether the liquidation is voluntary, under supervision of the Court or by the Court) the liquidator can, with the authority of an extraordinary resolution passed by the members, divide among the members all or any part of the assets of the Company. This applies whether the assets consist of property of one kind or different kinds. For this purpose, the liquidator can place whatever value the liquidator considers fair on any property and decide how the division is carried out between members or different groups of members. The liquidator can also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of members which the liquidator decides. The liquidation of the Company can then be finalised and the Company dissolved. No past or present members can be compelled to accept any shares or other property under this Article which could give them a liability.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber

CHARLES CYPRIAN BRIDGE 139 Hartingdon Road London SW8 2EY	One

Government Servant

JENNY SNAITH 95 Stradella Road London SE24	One

Government Servant

Dated the 17th day of February 1984

WITNESS to the above signatures:

CHRISTOPHER BRYAN ROBSON 50 Brampton Park Road Hitchin Herts SG5 1XE

Government Servant

Company No: 1800000

The Companies Act 1985

as amended

Public Company Limited by Shares

Special Resolution

of BRITISH TELECOMMUNICATIONS

public limited company

At an Extraordinary General Meeting of BRITISH TELECOMMUNICATIONS public limited company held on 23 October 2001 the following resolution was duly passed as a special resolution:

THAT the proposed BT Group Reduction of Capital, as defined in the circular of the Company dated 18 September 2001 (of which this notice forms part), be approved.

Colin R Green
Secretary
Registered Office:
81 Newgate Street
LONDON
EC1A 7AJ

Company No: 1800000

The Companies Act 1985

as amended

Public Company Limited by Shares

Ordinary Resolution

of BRITISH TELECOMMUNICATIONS

public limited company

At an Extraordinary General Meeting of BRITISH TELECOMMUNICATIONS public limited company held on 23 October 2001 the following resolution was duly passed as an ordinary resolution:

THAT the Demerger, as defined in the circular of the Company dated 18 September 2001 (of which this notice forms part), be approved.

Colin R Green
Secretary
Registered Office:
81 Newgate Street
LONDON
EC1A 7AJ

Company No: 1800000

The Companies Act 1985

as amended

Public Company Limited by Shares

Ordinary Resolution

of BRITISH TELECOMMUNICATIONS

public limited company

At an Extraordinary General Meeting of BRITISH TELECOMMUNICATIONS public limited company held on 23 October 2001 the following resolution was duly passed as a special resolution:

1.		THAT

	(a)	for the purpose of giving effect to the Scheme of Arrangement dated 18 September 2001 between the Company and the holders of the BT Shares (as defined in the Scheme) a print of which has been produced to this meeting and for the purpose of identification signed by the Chairman of the meeting in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the “Scheme”):

		(i)	the capital of the Company be reduced by cancelling and extinguishing the BT Shares (as defined in the Scheme),

		(ii)	subject to and immediately upon the reduction of capital taking effect:

(a) the capital of the Company be increased to its former amount by creating the number of ordinary shares of 25 pence each with an aggregate nominal amount equal to the aggregate nominal amount of the BT Shares cancelled under paragraph (i) above,

(b) the reserve arising in the books of account of the Company as a result of the cancellation of the BT Shares be applied in paying up in full at par the new ordinary shares so created, for allotment and issue credited as fully paid up to mmO2 plc and/or its nominee(s), and

	(iii)	the directors of the Company be generally and unconditionally authorised for the purposes of Section 80 of the Companies Act 1985 under Article 74 of the Company’s Articles of Association to allot the ordinary shares referred to in paragraph (ii) above provided that (1) the maximum number of shares which may be allotted under this authority shall be 8.71 billion, (2) this authority shall expire on the date of the annual general meeting in 2002 or, if earlier, 31 March 2002 and (3) this authority shall be without prejudice to any other authority to allot relevant securities previously granted and in force on the date on which this resolution is passed,

(b)	the Articles of Association of the Company be amended

	(i)	by adding the following new Article 79A between the current Articles 78 and 79:

“SCHEME OF ARRANGEMENT

	79A.1	In this Article, the “Scheme” means the Scheme of Arrangement dated 18 September 2001 between BT and holders of the BT Shares (as defined in the Scheme) proposed by BT under Section 425 of the Companies Act 1985 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court, expressions defined in the Scheme and (if not so defined) in the circular containing the explanatory statement circulated with the Scheme under Section 426 of the Companies Act 1985 have the same meanings, and “Parent Company” means whichever of mmO2 plc and BT Group Investments is for the time being the holder or beneficial owner of a majority of the issued ordinary shares in the capital of BT.

	79A.2	Despite anything else in the Articles, if BT issues any ordinary shares of 25 pence each (other than to mmO2 plc or its nominees) on or after the adoption of this Article and prior to the confirmation by the Court of the reduction of capital of the Company provided for under the Scheme those shares will be issued subject to the terms of the Scheme and the holder or holders of those shares will be bound by the Scheme.

	79A.3	If any shares in BT are allotted or issued to any person (a “new member”) (other than to mmO2 plc or any subsidiary undertaking of mmO2 plc or anyone acting on behalf of mmO2 plc or any subsidiary undertaking of mmO2 plc) after the Scheme Fully Effective Time they must be immediately transferred to the Parent Company on terms that the Parent Company shall procure the transfer to the new member of:

		79A.3.1	the number of mmO2 Shares as the new member would have received had he held those shares in BT as BT Shares at the Scheme Record Time; and

	79A.3.2	subject to the Demerger becoming effective, the number of BT Group Shares as the new member would have received had he held the number of mmO2 Shares referred to above at the Demerger Record Time;

and, in each case, subject to the same terms and conditions except that if any new member receives mmO2 Shares under this Article 79A prior to the Demerger Record Time they will not also be entitled to any BT Group Shares under Article 79A.3.2.

79A.4	The number of mmO2 Shares alone or mmO2 Shares and BT Group Shares (as the case may be) to be transferred to the new member under this Article 79A may be adjusted by the Board in the way the Auditor decides, on any reorganisation of the share capital of BT or of mmO2 plc or of BT Group plc.

79A.5	In order to give effect to any transfer required by this Article 79A, BT may appoint any person to execute and deliver a form of transfer on behalf of the new member in favour of the Parent Company and/or its nominees and to agree for and on behalf of the new member to become a member of both mmO2 plc and BT Group plc or (as the case may be) of mmO2 plc alone. Before the registration of the Parent Company as a holder of any share to be transferred to it under this Article 79A, the Parent Company can appoint a person nominated by the Board to act as attorney on behalf of any holder of that share in accordance with any directions the Parent Company gives in relation to any dealings with or disposal of that share (or any interest in it), exercising any rights attached to it or receiving any distribution or other benefit accruing or payable in respect of it and any holders of that share must exercise all rights attaching to it in accordance with the directions of the Parent Company”; and

(ii)	by amending Article 97 by inserting the following words under the definition of Permitted Person, as the first three bullet points:

	“ •	a holding company of BT;
	•	BT Group Investments Limited;
	•	mmO2 plc;”

Colin R Green Secretary Registered Office: 81 Newgate Street LONDON EC1A 7AJ

Footnote:

New Articles of Association of the Company were adopted by Special Resolution approved on 4 July 2003. Resolution (b) above refers and relates to the Company’s previous Articles of Association.

Company No. 1800000

THE COMPANIES ACT 1985

Public Company Limited by Shares

Special Resolution

of

BRITISH TELECOMMUNICATIONS public limited company

Passed 4 July 2003

At the Annual General Meeting of BRITISH TELECOMMUNICATIONS public limited company duly convened and held on Friday 4 July 2003 the following resolution was duly passed as a Special Resolution:

SPECIAL RESOLUTION

RESOLVED, as a Special Resolution, that the new Articles of Association submitted to this meeting and initialled by the chairman of the meeting for the purposes of identification be adopted as the new Articles of Association of the Company in substitution for the existing Articles of Association.

STEPHEN PRIOR
Secretary

Registered Office:
81 Newgate Street
LONDON
EC1A 7AJ

Part 9: Scheme documentation

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 005415 of 2001

IN THE MATTER OF BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under Section 425 of the Companies Act 1985)

between

BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

and

THE HOLDERS OF THE BT SHARES
(as hereinafter defined)

PRELIMINARY

(A) In this Scheme of Arrangement, unless the context otherwise requires, the following expressions shall have the following meanings:

"BT"	means British Telecommunications public limited company, incorporated in England and Wales with registered number 1800000

"BT Group businesses"	means the businesses carried on by the Group other than those carried on by members of the mmO2 Group

"BT Group Investments"	means BT Group Investments Limited, incorporated in England and Wales with Company Number 4278695

"BT Group plc"	means BT Group plc, incorporated in England and Wales with registered number 4190816

"BT Group Reduction of Capital"	means the proposed reduction of capital of BT Group plc under section 135 of the Companies Act 1985, details of which are set out in the Explanatory Statement

"BT Group Shares"	means ordinary shares of 115 pence each (or the lower nominal amount resulting from the BT Group Reduction of Capital) in the capital of BT Group plc

"BT Shareholders"	means holders of BT Shares appearing in the register of members of BT at the Scheme Record Time

"BT Shares"	means Ordinary Shares:

(a) in issue at the date of this Scheme;

(b) (if any) issued after that date and prior to the Voting Record Time; and

(c) (if any) issued at or after the passing of the First Special Resolution and before the confirmation by the Court of the reduction of capital provided for by Clause 2 of this Scheme in respect of which the original or any subsequent holder shall be bound or shall, before such confirmation, have agreed in writing to be bound by this Scheme

"business day"	means a day (excluding Saturday or Sunday or public holidays in England and Wales) on which banks generally are open for business in the City of London for the transaction of normal banking business

"certificated" or "in certificated form"	where a share or other security is not in uncertificated form

"Court Meeting"	means the meeting of holders of Ordinary Shares convened by order of the Court under section 425 of the Companies Act 1985 to consider and, if thought fit, approve this Scheme and any adjournment of that meeting

"CREST"	means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo in accordance with the Regulations

"CRESTCo"	means CRESTCo Limited

"Demerger"	means the proposed demerger of the BT Group businesses by mmO2 plc, details of which are set out in the Explanatory Statement

"Demerger Effective Time"	means the time at which the Demerger becomes effective

"Explanatory Statement"	means the explanatory statement sent to shareholders with this Scheme pursuant to Section 426 of the Companies Act 1985

"First Court Hearing"	means the hearing of the petition seeking an order sanctioning this Scheme

"First Special Resolution"	means the first resolution set out in the notice convening the Extraordinary General Meeting of the Company set out in Part 9 of the document of which this Scheme forms part

"Group"	means, before the Demerger Effective Time, BT and its subsidiary undertakings and mmO2 plc and its subsidiary undertakings and, after the Demerger Effective Time, BT Group plc and its subsidiary undertakings

"holder"	means a registered holder and includes any person(s) entitled by transmission

"mmO2 Group"	means O2 Limited and its subsidiary undertakings before the Demerger Effective Time and mmO2 plc and its subsidiary undertakings following the Demerger Effective Time

"mmO2 plc"	means mmO2 plc, incorporated in England and Wales with registered number 4190833

"mmO2 Shares"	means ordinary shares of 0.1 pence each in the capital of mmO2 plc

"O2 Limited"	means O2 Limited, incorporated in England and Wales with registered number 2604354

"Optionholders"	means holders of options to acquire Ordinary Shares under employee share schemes established by BT

"Ordinary Shares"	means ordinary shares of 25 pence each in the capital of BT

"Proposals"	means the recommended proposals for the Demerger, this Scheme and the BT Group Reduction of Capital

"Reduction Effective Date"	means the date on which an office copy of the Reduction Order shall have been duly delivered to the Registrar of Companies for registration and registered by him

"Reduction Order"	means the Order of the Court confirming under section 137 of the Companies Act 1985 the reduction of capital provided for by Clause 2 of this Scheme

"Regulations"	means the Uncertificated Securities Regulations 1995 (SI 1995 No. 95/3272), as amended

"Scheme"	means this Scheme of Arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court

"Scheme Fully Effective Time"	means the time at which an office copy of the Reduction Order is registered by the Registrar of Companies

"Scheme Record Time"	means, if the Reduction Effective Date is a Friday, 5.00 p.m. on that date or otherwise 5.00 p.m. on the business day last preceding the Reduction Effective Date

"Special Purpose Trust"	means the special purpose trust referred to in preliminary (E) to this Scheme

"SPT Expenses"	means expenses of operating the Special Purpose Trust including the payment of stamp duty and/or stamp duty reserve tax

"SPT Shares"	means the Ordinary Shares which are to be acquired by the Special Purpose Trust as described in Preliminaries (E) and (F) to this Scheme

Part 9: Scheme documentation

"SPT Trustees"	means the trustees for the time being of the Special Purpose Trust

"uncertificated" or "in uncertificated form"	means recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST

"Voting Record Time"	means 6.00 p.m. on 21 October 2001 or, if the Court Meeting is adjourned, 48 hours before the time fixed for the adjourned meeting and references to Clauses are to Clauses of this Scheme.

(B)	The authorised share capital of BT at the date of this Scheme is £2,625,000,001 divided into 10,500,000,004 ordinary shares of 25 pence each, of which 8,599,473,628 have been issued and are credited as fully paid and the remainder are unissued.

(C)	mmO2 plc was incorporated in England and Wales as a private limited company on 30 March 2001 under the name Newgate Wireless Limited with registered number 4190833. By virtue of a resolution passed on 11 September 2001 it was re-registered as a public limited company and the name of the company was changed to mmO2 plc.

(D)	The authorised share capital of mmO2 plc at the date of this Scheme is £20,050,040 divided into 20,000,000,000 ordinary shares of 0.1p each. 2,000 of which have been issued and are credited as fully paid, one redeemable preference share of £50,000 and 40 deferred shares of £1 each, all of which have been issued and are fully paid.

(E)	BT has established a special purpose trust to acquire Ordinary Shares which will be BT Shares for the purposes of this Scheme. The mmO2 Shares received by such Special Purpose Trust pursuant to this Scheme and any BT Group Shares received by the Special Purpose Trust pursuant to the Demerger will be available for transfer to Optionholders in the circumstances described on pages 29 to 30 of the Explanatory Statement.

(F)	The number of Ordinary Shares to be acquired by the Special Purpose Trust, the subscription price for such shares and the funds required to enable the SPT Trustees to subscribe for such shares will be determined by the directors of BT prior to the First Court Hearing.

(G)	The provisions of Part 2 of this Scheme are subject to the subsequent confirmation by the Court of the reduction of capital provided for by Clause 2 and accordingly may not be implemented until an office copy of the Reduction Order has been duly delivered to the Registrar of Companies for registration and registered by him.

(H)	mmO2 plc has agreed to appear by Counsel on the hearing of the petition to sanction this Scheme, to submit to and undertake to the Court to be bound by it and to execute and do or procure to be executed and done all documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

PART 1

1.	Loan to SPT Trustees

BT is authorised and permitted to lend to the SPT Trustees such funds as the directors of BT may consider to be requisite to enable the SPT Trustees to subscribe for the SPT Shares and to pay any SPT Expenses.

PART 2

2.	Cancellation of BT Shares

Forthwith upon the SPT Trustees having subscribed for the SPT Shares and the names of the SPT Trustees having been entered in the register of members of BT as the holders of such shares and subject to the subsequent confirmation of such reduction of capital by the Court:

(a)	The share capital of BT shall be reduced by cancelling and extinguishing the BT Shares;

(b)	Subject to and immediately upon the reduction of capital taking effect:

(i) the share capital of BT shall be increased to its former amount by the creation of such number of Ordinary Shares as shall be of an aggregate nominal amount equal to the aggregate nominal amount of the BT Shares cancelled pursuant to sub-clause (a) of this Clause, and

	(ii)	BT shall apply the reserve arising in its books of account as a result of the cancellation of the BT Shares in paying up, in full at par, the new Ordinary Shares created pursuant to Clause 2(b)(i) and shall allot and issue the same, credited as fully paid up, to mmO2 plc and/or its nominee(s).

3.	Consideration for the cancellation of the BT Shares

In consideration of the cancellation of the BT Shares and the allotment and issue of the new Ordinary Shares as provided in Clause 2(b)(ii), mmO2 plc shall (subject to the provisions of Clauses 4 and 5) allot and issue (credited as fully paid) mmO2 Shares to the BT Shareholders, on the following basis:

for every BT Share held at the Scheme Record Time        one mmO2 Share

4.	Allotment and issue of mmO2 Shares

(a)	The mmO2 Shares to be issued pursuant to Clause 3 shall rank pari passu in all respects with all other mmO2 Shares in issue at the Scheme Fully Effective Time including, subject as provided in Clause 9 of this scheme, for all dividends or other distributions made, paid or declared after the Scheme Fully Effective Time on the ordinary share capital of mmO2 plc.

(b)	The provisions of Clause 3 relating to the allotment and issue of mmO2 Shares shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any holder of BT Shares with a registered address in a jurisdiction outside the United Kingdom, or whom mmO2 plc reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom, mmO2 plc is advised that the allotment and issue of mmO2 Shares pursuant to Clause 3 would or may infringe the laws of such jurisdiction or would or may require mmO2 plc to comply with any governmental or other consent or any registration, filing or other formality with which mmO2 plc is unable to comply or compliance with which mmO2 plc regards as unduly onerous, then mmO2 plc may in its sole discretion either:

(i) determine that no mmO2 Shares shall be allotted or issued to such holder under Clause 3, but shall instead be allotted and issued to a nominee appointed by mmO2 plc, as trustee for such holder, on terms that the nominee shall, as soon as practicable following the Scheme Fully Effective Time, sell the mmO2 Shares so allotted and issued at the best price which can reasonably be obtained at the time of sale and shall, within seven days after any such sale, account for the net proceeds of such sale (after the deduction of all expenses and commissions, including any amounts in respect of value added tax payable thereon) by sending a cheque or warrant to such holder in accordance with the provisions of Clause 5. In the absence of bad faith or wilful default, none of BT, mmO2 plc or the nominee shall have any liability far any loss or damage arising as a result of the timing or terms of such sale; or

(ii) determine that mmO2 Shares shall be sold in which event the mmO2 Shares shall be issued to such holder and mmO2 plc shall appoint a person to act pursuant to this Clause 4(b)(ii) and such person shall be authorised on behalf of such holder to procure that any shares in respect of which mmO2 plc has made such a determination shall, as soon as practicable following the Scheme Fully Effective Time, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amounts in respect of value added tax payable thereon) shall, within seven days after any such sale, be paid to such holder by sending a cheque or warrant to such holder in accordance with the provisions of Clause 5. To give effect to any such sale, the person so appointed shall be authorised as attorney on behalf of such holder to execute and deliver a form of transfer and to give such instructions and to do all other things which he may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of BT, mmO2 plc or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

(c)	Any sale pursuant to Clause 4(b) may be delayed until after the admission of the mmO2 Shares to the Official List of the UK Listing Authority and to trading on the London Stock Exchange's markets for listed securities. If prior to the time of sale any holder of BT Shares shall have become entitled to shares in BT Group plc in consequence of a holding of mmO2 Shares to which Clause 4(b) applies then the relevant BT Group Shares shall be dealt with in the same way as the mmO2 Shares pursuant to Clause 4(b) and their proceeds of sale shall be dealt with accordingly.

(d)	Not later than eleven business days after the Scheme Fully Effective Time, mmO2 plc shall allot and issue all of the mmO2 Shares which it is required to allot and issue pursuant to Clause 3 and, in the case of BT Shares which at the Scheme Record Time were in certificated form, shall post certificates for the mmO2 Shares to the persons entitled thereto or as they may direct in accordance with Clause 5(a). Where the BT Shares were at the Scheme Record Time held in uncertifcated form,

Part 9: Scheme documentation

mmO2 plc shall procure that CRESTCo is instructed to credit the appropriate stock account in CREST of the BT Shareholder concerned with such shareholder's entitlement to such mmO2 Shares provided that mmO2 plc may (if, for any reason, it wishes to do so) determine that all or part of such consideration shall be settled in the manner referred to in the first sentence of this Clause 4(d).

5.	Certificates and payments

(a)	All deliveries of certificates, receipts, cheques or warrants required to be made pursuant to this Scheme shall be made by sending the same through the post in prepaid envelopes addressed to the persons respectively entitled to them at their respective addresses appearing in the register of members of BT at the Scheme Record Time (or, in the case of joint holders, at the registered address of that one of the joint holders whose name stands first in the register in respect of such joint holding) or in accordance with any special instructions regarding communications.

(b)	None of BT, mmO2 plc or the nominee or appointee referred to in Clause 4(b) shall be responsible for any loss or delay in transmission of certificates, cheques or warrants sent in accordance with the provisions of this Scheme which shall be sent at the risk of the persons entitled to them.

(c)	All cheques and warrants shall be in sterling drawn on a UK clearing bank and shall be made payable to the holder or, in the case of joint holders, to the first-named holder of the BT Shares concerned or to such other persons as such holders may in writing direct and the encashment of any such cheque or warrant shall be a complete discharge to mmO2 plc for the money represented by it.

(d)	The preceding sub-clauses cf this Clause 5 shall take effect subject to any prohibition or condition imposed by law.

6.	Certificates representing BT Shares

With effect from the Scheme Fully Effective Time, all certificates representing BT Shares shall cease to be valid in respect of such shares. In addition, with effect from the Scheme Fully Effective Time, in respect of those shareholders holding their BT Shares in uncertificated form, CRESTCo shall be instructed to cancel such shareholders' entitlement to the BT Shares.

7.	Mandated payments and other instructions

(a)	All mandates and other instructions to BT in force immediately prior to the Scheme Fully Effective Time relating to BT Shares and to BT’s dividend re-investment plan shall, unless and until revoked or amended, be deemed as from the Scheme Fully Effective Time to be valid and effective mandates and instructions to mmO2 plc in relation to the corresponding mmO2 Shares allotted and issued pursuant to this Scheme, and to any dividend re-investment plan which may be established by mmO2 plc.

(b)	All mandates and other instructions to mmO2 plc in force at the Demerger Effective Time relating to mmO2 Shares and to any dividend re-investment plan which may be established by mmO2 plc shall, unless and until revoked or amended, be deemed, as from the Demerger Effective Time also to be valid and effective mandates and instructions to BT Group plc in relation to the corresponding BT Group Shares allotted and issued pursuant to the Demerger, and to the dividend re-investment plan to be established by BT Group plc.

8.	Transfer by BT

BT is authorised and permitted, following the Scheme Fully Effective Time:

(a)	to transfer O2 Limited to mmO2 plc at book value on terms that the consideration payable is left outstanding on intercompany loan account as a debt due from mmO2 plc to BT (the "mmO2 Debt");

(b)	to agree to the assumption by BT Group Investments of the liability of mmO2 plc in respect of the mmO2 Debt and the release of mmO2 plc from such liability; and

(c)	to pay any and all of the costs and expenses relating to the proposals.

9.	Demerger

If the Demeger is implemented, the resolution of mmO2 plc to approve the dividend required to implement the Demerger (the "Resolution") may provide that if, in respect of any former holder of BT Shares who has become a holder of mmO2 Shares pursuant to the Scheme and who has a registered address in a jurisdiction outside the United Kingdom, or whom BT Group plc reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom, BT Group plc is advised that the allotment and issue of BT Group Shares pursuant to the Demerger would or may infringe the laws of such jurisdiction or would or may require BT Group plc to comply with any governmental or other consent or any registration, filing or other formality with which BT Group plc is unable to comply or compliance with which BT Group plc regards as unduly onerous, then BT Group plc may in its sole discretion either:

(i)	determine that no BT Group Shares shall be allotted or issued to such holder pursuant to the Resolution, but shall instead be allotted and issued to a nominee appointed by BT Group plc, as trustee for such holder, on terms that the nominee shall, as soon as practicable following the Demerger becoming effective, sell the BT Group Shares so allotted and issued at the best price which can reasonably be obtained at the time of sale and shall, within seven days after any such sale, account for the net proceeds of such sale (after the deduction of all expenses and commissions, including any amounts in respect of value added tax payable thereon) by sending a cheque or warrant to such holder in accordance with the Resolution which may provide that in the absence of bad faith or wilful default, none of mmO2 plc, BT Group plc or the nominee shall have any liability for any loss or damage arising as a result of the timing or terms of such sale; or

(ii)	determine that such BT Group Shares shall be sold in which event the BT Group Shares shall be issued to such holder and BT Group plc shall appoint a person to act pursuant to the Resolution and such person shall be authorised on behalf of such holder to procure that any shares in respect of which BT Group plc has made such a determination shall, as soon as practicable following the Demerger becoming effective, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amounts in respect of value added tax payable thereon) shall, within seven days after any such sale, be paid to such holder by sending a cheque or warrant to such holder in accordance with the Resolution. The Resolution may provide that to give effect to any such sale, the person so appointed shall be authorised as attorney on behalf of such holder to execute and deliver a form of transfer and to give such instructions and to do all other things which he may consider necessary or expedient in connection with such sale and that in the absence of bad faith or wilful default, none of mmO2 plc, BT Group plc or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

PART 3

10.	Operation of this Scheme

(a)	This Scheme shall become effective as soon as an office copy of the Order under section 425 of the Companies Act 1985 has been duly delivered to the Registrar of Companies for registration.

(b)	Unless this Scheme has become effective on or before 31 March 2002 or such later date, if any, as BT and mmO2 plc may agree and the Court may allow, it shall not become effective.

(c)	BT and mmO2 plc may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated the 18th day of September 2001.

CERTIFICATE OF REGISTRATION
OF ORDER OF COURT AND MINUTE
ON
REDUCTION OF CAPITAL

Company No. 1800000

Whereas BRITISH TELECOMMUNICATIONS PUBLIC LIMITED COMPANY

having by Special Resolution reduced its capital as confirmed by an Order of the High Court of Justice, Chancery Division

dated the 15TH NOVEMBER 2001

Now therefore I hereby certify that the said Order and a Minute approved by the Court were registered pursuant to section 138 of the Companies Act, 1985, on the 16TH NOVEMBER 2001

Given at Companies House, Cardiff the 16TH NOVEMBER 2001

An Authorised Officer